Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SICOR INC.,

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

and

SILICON ACQUISITION SUB, INC.

Dated as of October 31, 2003

TABLE OF CONTENTS

ARTICLE I	THE MERGER
1.1	The Merger
1.2	Effective Time

ARTICLE II	THE SURVIVING CORPORATION
2.1	Effect of the Merger
2.2	Certificate of Incorporation
2.3	By-Laws
2.4	Directors
2.5	Officers

ARTICLE III	EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
3.1	Effect on Capital Stock
3.2	Exchange of Share Certificates
3.3	Dissenters’ Rights
3.4	Adjustments to Prevent Dilution
3.5	Affiliates
3.6	Biomedical Frontiers Warrants

ARTICLE IV	THE CLOSING
4.1	Closing

ARTICLE V	REPRESENTATIONS AND WARRANTIES
5.1	Representations and Warranties of Sicor
5.2	Representations and Warranties of Teva and Merger Sub

ARTICLE VI	CONDUCT OF BUSINESS PENDING THE MERGER
6.1	Covenants of Sicor
6.2	Covenants of Teva
6.3	No Control of Other Party’s Business

ARTICLE VII	ADDITIONAL AGREEMENTS
7.1	Access
7.2	Acquisition Proposals
7.3	Sicor Stockholders Meeting
7.4	Filings; Other Actions; Notification
7.5	Proxy Statement/Prospectus; F-4 Registration Statement
7.6	Accountants’ Comfort Letters
7.7	Stock Exchange Listing
7.8	Affiliate Letters
7.9	Resale Registration Statement
7.10	Stock Exchange De-listing

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7.11	Publicity
7.12	Benefits and Other Employee Matters.
7.13	Indemnification; Directors’ and Officers’ Insurance
7.14	Expenses
7.15	Takeover Statute
7.16	Teva Vote
7.17	Section 16 Matters
7.18	Corporate Governance.

ARTICLE VIII	CONDITIONS
8.1	Conditions to Each Party’s Obligation to Effect the Merger
8.2	Conditions to Obligations of Teva and Merger Sub
8.3	Conditions to Obligation of Sicor

ARTICLE IX	TERMINATION
9.1	Termination by Mutual Consent
9.2	Termination by Either Teva or Sicor
9.3	Termination by Sicor
9.4	Termination by Teva
9.5	Effect of Termination and Abandonment

ARTICLE X	MISCELLANEOUS AND GENERAL
10.1	Survival
10.2	Modification or Amendment
10.3	Waiver of Conditions
10.4	Counterparts
10.5	GOVERNING LAW AND VENUE
10.6	Notices
10.7	Entire Agreement; NO OTHER REPRESENTATIONS
10.8	No Third-Party Beneficiaries
10.9	Obligations of Teva and of Sicor
10.10	Severability
10.11	Interpretation
10.12	Assignment

EXHIBITS

Exhibit A	Form of Sicor Affiliate Letter

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INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	7.2
Agreement	Forepart
Affected Employees	7.12(a)
Affiliate Stock.	7.9
Asbestos	5.1(m)
Asbestos-Containing Material	5.1(m)
Audit Date	5.1(h)
Bankruptcy and Equity Exception	5.1(c)
Bear Stearns	5.1(x)
Business Day	4.1
By-Laws	2.3
Cash Consideration	3.1(c)
Case	7.18(c)
Certificate	3.1(c)
Certificate of Incorporation	2.2
Certificate of Merger	1.2
Closing	4.1
Closing Date	4.1
Code	3.1(d)
Compensation and Benefit Plans	5.1(j)(i)
Confidentiality Agreement	10.7
Contracts	5.1(d)(ii)
Conversion Number	3.1(c)
Costs	7.13(a)
Depository	3.2(a)
DGCL.	Recitals
Dissenting Shares	3.3(a)
Effective Time	1.2
Employees	5.1(j)(i)
Environmental Law	5.1(m)
ERISA	5.1(j)(i)
ERISA Affiliate	5.1(j)(iii)
Exchange Act	5.1(a)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
F-4 Registration Statement	5.2(f)(ii)
FDA	5.1(k)
Final Order	8.1(c)
Foreign Antitrust Filings	5.1(d)(i)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)

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Defined Term	Section

Indemnified Parties	7.13(a)
IRS	5.1(j)(ii)
ISA	5.2(d)(i)
knowledge	5.1(a)
Laws	5.1(k)
Liens	5.1(q)
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Forepart
NASD	5.1(d)(i)
Nasdaq	3.1(d)
Order	8.1(d)
Pension Plan	5.1(j)(ii)
Person	3.2(b)
Proxy Statement/Prospectus	5.1(f)(i)
Registration Statement.	5.2(f)(ii)
Registration Statements	5.2(f)(ii)
Representatives	7.1
Resale Registration Statement.	7.9
Right	5.1(b)
Rights…	5.1(b)
Sarbanes-Oxley Act	5.1(e)
SEC	5.1(e)
Securities Act	5.1(d)(i)
Series I Preferred Stock.	5.1(b)
Significant Subsidiary	5.1(a)
Sicor	Forepart
Sicor Balance Sheet	5.1(g)
Sicor Common Stock	3.1(b)
Sicor Compensation and Benefit Plans	5.1(j)(i)
Sicor Disclosure Schedules	5.1(a)
Sicor Foreign Benefit Plan	5.1(j)(viii)
Sicor Intellectual Property Rights	5.1(p)(i)
Sicor Material Adverse Effect	5.1(a)
Sicor Option	3.1(d)
Sicor Outstanding Shares.	3.2(a)
Sicor Preferred Stock.	5.1(b)
Sicor Reports	5.1(e)
Sicor Required Statutory Approvals	5.1(d)(i)
Sicor Requisite Vote	5.1(u)
Sicor Stock Plans.	5.1(b)
Stockholders Agreement	Forepart
Stockholders Rights Plan	5.1(b)
Subsidiary	5.1(a)
Superior Proposal	7.2

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Defined Term	Section

Surviving Corporation	1.1
Takeover Statute	7.15
TASE	5.2(d)(i)
Tax	5.1(x)
Tax Return	5.1(x)
Taxable	5.1(x)
Taxes	5.1(x)
Termination Date	9.2(a)
Teva	Forepart
Teva ADRs	3.1(c)
Teva ADSs	3.1(c)
Teva Balance Sheet	5.2(g)
Teva Compensation and Benefit Plans	5.2(j)(i)
Teva Disclosure Schedules	5.1(a)
Teva Foreign Benefit Plan	5.2(j)(viii)
Teva Intellectual Property Rights	5.2(o)(i)
Teva Material Adverse Effect	5.2(a)
Teva Ordinary Shares.	3.1(c)
Teva Reports	5.2(e)
Teva Required Statutory Approvals	5.2(d)(i)
Teva Stock Consideration.	3.1(c)
Teva Stock Plans	5.2(b)
U.S. GAAP	5.1(a)
Voting Debt	5.1(b)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of October 31, 2003, by and among SICOR INC., a Delaware corporation (“Sicor”), TEVA PHARMACEUTICAL INDUSTRIES LIMITED, an Israeli corporation (“Teva”), and SILICON ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Teva (“Merger Sub”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Sicor, Teva and Merger Sub have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Sicor, with Sicor continuing as  the surviving corporation (the “Merger”), all pursuant to the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of each of Sicor, Teva and Merger Sub have (i) determined that the Merger and other transactions contemplated hereby are advisable and are fair to and in the best interests of Sicor, Teva and Merger Sub and their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby;

WHEREAS, as a condition to Teva entering into this Agreement and incurring the obligations set forth herein, on the date hereof, Teva is entering into a Stockholders Agreement with certain stockholders of Sicor (the “Stockholders Agreement”), pursuant to which, among other things, each of such stockholders has agreed, on the terms and subject to the conditions thereof, to vote all shares of common stock, par value $0.01 per share, of Sicor (the “Sicor Common Stock”), owned by each of them to approve this Agreement and the transactions contemplated hereby; and

WHEREAS, Sicor, Teva and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Sicor and the separate corporate existence of Merger Sub shall thereupon cease.  Sicor shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL.

1.2                                 Effective Time.  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing being the “Effective Time”).  Prior to such filing, a Closing shall be held at the offices of Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

ARTICLE II

THE SURVIVING CORPORATION

2.1                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Sicor and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sicor and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2                                 Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and including the provisions required by Section 7.13(d) hereof, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Law (the “Certificate of Incorporation”) except that Article I thereof shall be amended, by the filing of the Certificate of Merger or other appropriate documents, to read in its entirety as follows: “The name of the corporation is Sicor Inc.”

2.3                                 By-Laws.  At the Effective Time, and without any further action on the part of Sicor or Merger Sub, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein, in the Certificate of Incorporation or in accordance with applicable Law.

2.4                                 Directors.  Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

2.5                                 Officers.  Effective as of the Effective Time, Teva shall have caused the appointment of each of the then executive officers of Sicor to the same position at the Surviving Corporation, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

3.1                                 Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any further action on the part of Sicor, Teva, Merger Sub or any holder of any capital stock of Sicor, Teva or Merger Sub:

(a)                                  Merger Sub.  Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Teva-Owned Stock.  Each share of Sicor Common Stock, and any other shares of capital stock of Sicor, that is owned by Sicor directly or indirectly or by Teva, Merger Sub or any other Subsidiary of Teva shall automatically be retired and shall cease to be outstanding, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Conversion of Sicor Common Stock.  Subject to Section 3.3, each issued and outstanding share of Sicor Common Stock (other than shares of Sicor Common Stock to be retired in accordance with Section 3.1(b)), including each Right attached thereto, whether or not then vested or subject to a repurchase option in favor of Sicor, shall be converted into the right to receive (i) 0.1906 (as may be adjusted pursuant to Section 3.4, the “Conversion Number”) ordinary shares, par value NIS 0.10 each, of Teva, duly issued and credited as fully paid (the “Teva Ordinary Shares”) which will trade in the United States in the form of American Depositary Shares (“Teva ADSs”), evidenced by American Depositary Receipts (“Teva ADRs”) (together with cash in lieu of fractional shares as specified in Section 3.2, the “Teva Stock Consideration”), and (ii) $16.50 in cash, without interest (the “Cash Consideration,” and together with the Teva Stock Consideration, the “Merger Consideration”).  Each Teva ADS represents one Teva Ordinary Share.

As of the Effective Time, all such shares of Sicor Common Stock shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such shares of Sicor Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates (for each share of Sicor Common Stock previously represented thereby) the Merger Consideration.

(d)                                 Stock Options.  As of the Effective Time, each outstanding option to purchase shares of Sicor Common Stock under the Sicor Stock Plans (a “Sicor Option”), whether or not exercisable or vested, shall be assumed by Teva and shall automatically be converted into an option to purchase Teva Ordinary Shares in the form of Teva ADSs, to be evidenced by Teva ADRs upon exercise, in an amount and at an exercise price as determined in accordance with this Section 3.1(d).  Teva shall assume each Sicor Stock Plan to the extent necessary to assume the Sicor Options and, in the event Teva does not have sufficient registered Teva ADRs to cover the assumed Sicor Options, Teva shall, as promptly as practicable after the execution and delivery of this Agreement, prepare and file with the SEC a Registration Statement with respect to the Teva ADSs issuable upon the exercise thereof and shall use its best efforts to cause the Registration Statement to become effective under the Securities Act as soon as practicable after the date of such filing (and in any event prior to the Effective Time) and to comply with state securities law and “blue sky” laws with respect thereto.  Each Sicor Option so assumed will be subject to, and exercisable and vested on, the same terms and conditions as under such Sicor Option as of the Effective Time, except that each assumed Sicor Option shall constitute an option to acquire that number of Teva ADSs (rounded down to the nearest number of whole Teva ADSs on a holder-by-holder basis) equal to (a) the number of Teva ADSs that the holder of such Sicor Option would have been entitled to receive pursuant to the Merger had such holder exercised such Sicor Option in full immediately prior to the Effective Time plus (b) a number of Teva ADSs determined by dividing (i) the amount of Cash Consideration that the holder of such Sicor Option would have been entitled to receive pursuant to the Merger had such holder exercised such Sicor Option in full immediately prior to the Effective Time by (ii) the closing price per ADS of Teva ADSs on the Business Day immediately prior to the Effective Time as reported by The Nasdaq Stock Market, Inc. (“Nasdaq”) National Market System on the Business Day immediately prior to the Effective Time, at an exercise price per Teva ADS (rounded up to the nearest whole penny) equal to (x) the aggregate exercise price for the shares of Sicor Common Stock which otherwise could have been purchased pursuant to such Sicor Option immediately prior to the Effective Time divided by (y) the aggregate number of Teva ADSs deemed to be purchasable (the sum of the amount in clauses (a) and (b) above) pursuant to such assumed Sicor Option pursuant to and in accordance with this Section 3.1(d).  The conversion of the Sicor Options provided for in this Section 3.1(d) with respect to any options which are intended to be “incentive stock options” (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be effected in a manner consistent with Section 424(a) of the Code.

3.2                                 Exchange of Share Certificates.  (a)  Exchange Agent.  Prior to the Effective Time, Teva shall designate The Bank of New York, which currently acts as the depository for the ADSs, or another U.S. bank or trust company reasonably acceptable to Sicor (in such capacity, the “Depository”), to act as agent (the “Exchange Agent”) for the holders of shares of Sicor Common Stock and Sicor Options in connection with the Merger and the payment of the Merger Consideration or other payment to which holders of shares of Sicor Common Stock and Sicor Options shall become entitled pursuant to Section 3.1.  Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Teva or Merger Sub shall deposit with the Exchange Agent (i) cash in an aggregate amount equal to the product of (A) the number of shares of Sicor Common Stock issued and outstanding (and not to be retired pursuant to Section 3.1(b)) immediately prior to the Effective Time (the “Sicor Outstanding Shares”) multiplied by (B) the Cash Consideration, (ii) certificates evidencing a sufficient number of Teva Ordinary Shares as would permit the Exchange Agent to issue Teva ADRs evidencing the number of Teva ADSs equal to the product of (A) the Sicor Outstanding Shares multiplied by (B) the Teva Stock Consideration and (iii) such additional number of Teva ADRs evidencing Teva ADSs as are required to pay to the holders of Sicor Options the amounts contemplated by Section 3.1(d).  The deposit made by Teva or Merger Sub, as the case may be, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund.”  The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Sicor Common Stock and Sicor Options and (ii) applied promptly to making the payments provided for in Section 3.1.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement; provided, that Teva may direct the Exchange Agent invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively.  Any interest or other income resulting from such investments shall be promptly paid to Teva.  Teva shall, prior to the Effective Time, allot Teva Ordinary Shares referred to in Sections 3.1(c) and 3.1(d) as designated by Sicor subject to the terms and conditions of this Agreement.

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, but in no event later than one (1) Business Day after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Sicor Common Stock at the Effective Time (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Teva and Sicor may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of Sicor, subject to the receipt of appropriate documentation for such transfer).  Upon surrender to the Exchange Agent of a Certificate (or evidence of loss in lieu thereof) for cancellation together with such letter of transmittal, duly executed in accordance with the provisions of this Section 3.2(b), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article III, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of shares of Sicor Common Stock that is not registered in the transfer records of Sicor, payment may be issued to such a transferee if the Certificate formerly representing such shares of Sicor Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Teva and Sicor that such tax has been paid or is not applicable.

No dividends or other distributions with respect to securities of Teva constituting part of the Merger Consideration shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered as provided in this Section 3.2.  Following such surrender, in addition to the Merger Consideration, there shall be paid, without interest, to the Person in whose name the securities of Teva have been registered, (i) at the time of surrender, the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c)                                  Transfers.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of Sicor of shares of Sicor Common Stock that were outstanding immediately prior to the Effective Time.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund relating to the Merger Consideration that remains unclaimed by the stockholders of Sicor or holders of Sicor Options one (1) year after the Effective Time shall be returned to Teva, the Surviving Corporation or another Subsidiary of Teva, as may be designated by Teva or the Surviving Corporation.  Any stockholders of Sicor or holder of Sicor Options who have not theretofore complied with this Article III shall thereafter look only to Teva for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon.  Notwithstanding the foregoing, none of Teva, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Sicor Common Stock or holder of Sicor Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Teva, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due surrender of the shares of Sicor Common Stock represented by such Certificate pursuant to this Agreement.

(f)                                    Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, no fractional Teva ADSs will be issued and any holder of shares of Sicor Common Stock entitled to receive a fractional Teva ADS but for this Section 3.2(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder’s proportionate interest in the net proceeds for the sale by the Exchange Agent on behalf of such holder of the aggregate fractional Teva ADS that such holder otherwise would be entitled to receive.  Any such sale shall be made by the Exchange Agent within five (5) Business Days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional Teva ADSs has been received by the Exchange Agent.

(g)                                 Withholding Rights.  Each of Teva and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign tax law.  If Teva or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Sicor

Common Stock in respect of which Teva or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.3                                 Dissenters’ Rights.  (a)  Notwithstanding anything in this Agreement to the contrary, shares of Sicor Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration.  Such stockholders shall be entitled to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.

(b)                                 Sicor shall give Teva (i) prompt notice of any demands for appraisal received by Sicor, withdrawals of such demands, and any other instruments served on or otherwise received by Sicor pursuant to the DGCL and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under DGCL.  Sicor shall not, except with the prior written consent of Teva, (x) make any payment with respect to any demands for appraisal, (y) offer to settle or settle any such demands or (z) waive any failure to deliver a written demand for appraisal or other action required to perfect appraisal rights in accordance with the DGCL.

3.4                                 Adjustments to Prevent Dilution.  In the event that Sicor changes the number of shares of Sicor Common Stock or securities convertible or exchangeable into or exercisable for shares of Sicor Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.  If between the date of this Agreement and the Effective Time, the outstanding Teva Ordinary Shares shall be changed into a different number of shares by reason of stock dividend, subdivision, reclassification, split-up, combination or the like, the Conversion Number shall be appropriately adjusted.

3.5                                 Affiliates.  Notwithstanding anything in this Agreement to the contrary, no Teva Stock Consideration shall be delivered to any Person who is an Affiliate of Sicor under Rule 145 of the Securities Act until such Person has executed and delivered to Teva a written agreement substantially in the form of Exhibit A hereto.

3.6                                 Biomedical Frontiers Warrants.

(a)                                  At or following the Effective Time, Biomedical Frontiers Incorporated, its successor or assigns, shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in the Milestone 1 Warrant Agreement, dated as of July 1, 2003, between Sicor and Biomedical Frontiers Incorporated, including payment of the exercise price, and in lieu of each share of Sicor Common Stock immediately theretofore purchasable and receivable upon the exercise of the Milestone 1 Warrants (as defined in the License, Development and Marketing Agreement, dated as of September 17, 2001, by and between Biomedical Frontiers Incorporated and Sicor (the “License Agreement”)), the Merger Consideration, without interest.

(b)                                 In addition, Sicor or the Surviving Corporation, as applicable, shall issue the Milestone 4 Warrants (as defined in the License Agreement) when and as required pursuant to the License Agreement, and such Milestone 4 Warrants shall contain such terms and conditions, including payment of the exercise price, pursuant to the License Agreement; provided, that the holder of such Milestone 4 Warrants shall have the right to purchase and receive upon the basis and upon the terms and conditions to be specified in the Milestone 4 Warrant Agreement, in lieu of each share of Sicor Common Stock theretofore purchasable and receivable upon the exercise of the Milestone 4 Warrants, the Merger Consideration, without interest.

ARTICLE IV

THE CLOSING

4.1                                 Closing.  The closing of the Merger (the “Closing”) shall take place (i) at the offices of Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York  10004 at 10:00 a.m. Eastern time on the Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Sicor and Teva may agree in writing (the “Closing Date”).  For purposes of this Agreement, the term “Business Day” means a day on which banks are not required or authorized by Law to close in Tel Aviv or New York City.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1                                 Representations and Warranties of Sicor.  Sicor hereby represents and warrants to Teva and Merger Sub that:

(a)                                  Organization, Good Standing and Qualification.  Each of Sicor and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Sicor Material Adverse Effect.  Sicor has heretofore made available to Teva complete and correct copies of Sicor’s and each of its Significant Subsidiaries’ certificate of incorporation and by-laws (or comparable governing instruments), as amended through the date hereof.  The certificate of incorporation and by-laws (or comparable governing instruments) of each of Sicor and its Significant Subsidiaries so made available are in full force and effect.  Section 5.1(a) of the disclosure schedules delivered to Teva by Sicor on or prior to the date of this Agreement (the “Sicor Disclosure Schedules”) sets forth a list, as of the date hereof, of all of the Significant Subsidiaries of Sicor, the jurisdictions under which such Significant Subsidiaries are incorporated, and the percent of the equity interest therein owned by Sicor and each Subsidiary of Sicor, as applicable.  Sicor does not have any Subsidiary that is organized in Israel.

As used in this Agreement, the term “Subsidiary” means, with respect to Sicor, Teva or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

As used in this Agreement, the term “Significant Subsidiary” means a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”).

As used in this Agreement, the term “Sicor Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Sicor and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in Law or United States generally accepted accounting principles (“U.S. GAAP”) or interpretations thereof, (ii) economic or business conditions in the United States generally, (iii) conditions generally affecting the pharmaceutical industry or (iv) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall not be considered when determining if a Sicor Material Adverse Effect has occurred.

As used in this Agreement, the term “knowledge” or any similar formulation of knowledge shall mean the knowledge, after due inquiry, of, with respect to Sicor, those persons set forth in Section 5.1(a) of Sicor Disclosure Schedules and, with respect to Teva, those persons set forth in Section 5.2(a) of the disclosure schedules delivered to Sicor by Teva on or prior to the date of this Agreement (the “Teva Disclosure Schedules”).

(b)                                 Capital Structure.  The authorized capital stock of Sicor consists of (i) 250,000,000 shares of Sicor Common Stock, of which 119,050,306 shares were outstanding as of October 27, 2003 and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Sicor Preferred Stock”), of which 125,000 shares are designated Series I Participating Preferred Stock (the “Series I Preferred Stock”), none of which were outstanding as of the date hereof.  Pursuant to Sicor’s Stockholder Rights Plan, dated March 16, 1992, as amended (the “Stockholder Rights Plan”), each share of Sicor Common Stock has attached thereto a right

(each a “Right” and collectively, the “Rights”) to purchase one one-thousandth of a share of Series I Preferred Stock at a price of $200.00 per one one-thousandth of a share, subject to adjustment.  All of the issued and outstanding shares of Sicor Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  Each of the outstanding shares of capital stock or other securities of each of Sicor’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by Sicor or a direct or indirect wholly-owned Subsidiary of Sicor, free and clear of any lien, pledge, security interest, claim or other encumbrance.  Except as set forth on Section 5.1(b) of the Sicor Disclosure Schedules and other than pursuant to (i) Sicor’s 1997 Long-Term Incentive Plan, as amended, (ii) Sicor’s 1992 Employee Stock Purchase Plan, as amended, (iii) Sicor’s 401(k) Employee Savings and Retirement Plan and (iv) the Stockholder Rights Plan (collectively, the “Sicor Stock Plans”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Sicor or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Sicor or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Section 5.1(b) of the Sicor Disclosure Schedules set forth a complete and correct list, as of the date of this Agreement, of the number of shares of Sicor Common Stock subject to options or other rights to purchase or receive Sicor Common Stock granted under the Sicor Stock Plans or otherwise, together with the dates of grant and the exercise prices thereof.  Except as set forth on Section 5.1(b) of the Sicor Disclosure Schedules, Sicor does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Sicor on any matter (“Voting Debt”).

(c)                                  Corporate Authority.

(i)                                     Sicor has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, subject only to receipt of the Sicor Requisite Vote and the Sicor Required Statutory Approvals.  This Agreement has been duly executed and delivered by Sicor and, assuming due authorization, execution and delivery by each of Teva and Merger Sub, is a valid and legally binding agreement of Sicor enforceable against Sicor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)                                  As of the date hereof, the Board of Directors of Sicor has approved and adopted this Agreement and the Merger and other transactions contemplated hereby and, subject to Section 7.2, has resolved to recommend that the stockholders of Sicor approve this Agreement and the transactions contemplated hereby.

(d)                                 Governmental Filings; No Violations.

(i)                                     Except as set forth on Section 5.1(d)(i) of the Sicor Disclosure Schedules, other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, (C) the filings with or approvals from Governmental Entities required solely by virtue of the jurisdictions in which Sicor or its Significant Subsidiaries conduct business or own any assets under (1) Ley Federal de Competencia Economica (Mexico) and the regulations promulgated thereunder, (2) the Lithuanian Law on Competition and (3) Brazilian merger control Law No. 8884/1994 (collectively, the “Foreign Antitrust Filings”) and (D) to comply with the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”) (items (B) through (D) (inclusive)), the “Sicor Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Sicor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Sicor from, any United States or foreign federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity including, without limitation, the FDA (each a “Governmental Entity”), in connection with the execution and delivery of this Agreement and the consummation by Sicor of the transactions contemplated hereby (including pursuant to the Stockholders Agreement), except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Sicor Material Adverse Effect or prevent, materially delay or materially impair the ability of Sicor to consummate the transactions contemplated by this Agreement.

(ii)                                  Except as set forth on Section 5.1(d)(ii) of the Sicor Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation by Sicor of the transactions contemplated hereby (including pursuant to the Stockholders Agreement) will not constitute or result in (A) a breach or violation of, or a default under, either the certificate of incorporation or by-laws (or comparable governing instruments) of Sicor or of any Significant Subsidiary of Sicor, (B) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of Sicor or any Subsidiary of Sicor (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on ninety (90) days or less notice (“Contracts”) binding upon Sicor or any Subsidiary of Sicor or any Law or governmental or non-governmental permit or license to which Sicor or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, be reasonably likely to have a Sicor Material Adverse Effect or prevent, or materially impair the ability of Sicor to consummate the transactions contemplated by this Agreement.

(e)                                  Sicor Reports; Financial Statements.  The filings required to be made by Sicor since December 31, 2000 under the Securities Act and the Exchange Act have been filed with the

Securities and Exchange Commission (the “SEC”), including all forms, registration, proxy and information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder (collectively, including any amendments of any such reports filed with or furnished to the SEC by Sicor prior to the date hereof, the “Sicor Reports”).  Sicor has made available to Teva (i) each Sicor Report filed with or furnished to the SEC by Sicor pursuant to the Securities Act or the Exchange Act since December 31, 2000 and prior to the date hereof, each in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act, as the case may be, and (ii) each of Sicor’s press releases released to the public in 2003 which are located at http://investor.sicor.com/releases.cfm.  None of the Sicor Reports (in the case of Sicor Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.  None of the Sicor Reports (in the case of Sicor Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Sicor Reports (in the case of Sicor Reports issued to the public as press releases) as of their respective release dates, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Except as set forth on Section 5.1(e) of the Sicor Disclosure Schedules, the consolidated financial statements of Sicor and its Subsidiaries included in such Sicor Reports comply as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto.  Each of the consolidated balance sheets included in or incorporated by reference into Sicor Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of Sicor and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into Sicor Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of Sicor and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.  Any change by Sicor in the accounting principles, practices or methods used in such financial statements of Sicor and its Subsidiaries included in the Sicor Reports has been appropriately disclosed in such financial statements.  Sicor’s disclosure controls and procedures (as defined in sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Sicor to comply with, and the appropriate officers of Sicor to make all certifications required under, the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

(f)                                    Disclosure Documents.

(i)                                     The proxy statement of Sicor (which will also constitute the prospectus of Teva) to be filed with the SEC in connection with the Merger (the “Proxy

Statement/Prospectus”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.  At the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Sicor, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement/Prospectus, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.1(f) will not apply to statements or omissions included in the Proxy Statement/Prospectus based upon information furnished to Sicor in writing by or on behalf of Teva specifically for use therein.

(ii)                                  None of the information provided by Sicor for inclusion in the Registration Statement or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement thereto becomes effective, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(g)                                 No Undisclosed Material Liabilities.  Except as set forth on Schedule 5.1(g) of the Sicor Disclosure Schedules, there are no liabilities or obligations of Sicor or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (i)  liabilities or obligations disclosed and provided for in the Sicor balance sheet as of June 30, 2003 included in the Sicor Reports or in the notes thereto (the “Sicor Balance Sheet”) or in the Sicor Reports filed prior to the date hereof; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2003; (iii) liabilities and obligations not required to be disclosed on the Sicor Balance Sheet under U.S. GAAP; and  (iv)  liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Sicor Material Adverse Effect.

(h)                                 Absence of Certain Changes.  Except as described in the Sicor Reports or as set forth on Schedule 5.1(h) of the Sicor Disclosure Schedules, since December 31, 2002 (the “Audit Date”), except as expressly contemplated by this Agreement, Sicor and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, Sicor’s ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of Sicor and its Subsidiaries that has had or would be reasonably likely to have a Sicor Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Sicor or any repurchase, redemption or other acquisition by Sicor or any Subsidiary of any securities of Sicor or (iii) any change by Sicor in accounting principles, practices or methods which is not required or permitted by U.S. GAAP.  Since the Audit Date and through the date hereof, except as provided for herein, there has not been any material increase in the compensation payable or that could become payable by Sicor or any of its Significant Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.  Except as disclosed in the Sicor Reports, since January 1, 2003, there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Sicor Material Adverse Effect.

(i)                                     Litigation.  Except as described in the Sicor Reports or as set forth on Schedule 5.1(i) of the Sicor Disclosure Schedules, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the knowledge of Sicor, threatened against Sicor or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Sicor Material Adverse Effect.  There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of Sicor, threatened, in each case regarding any accounting practices of Sicor or any of its Subsidiaries or any malfeasance by any director or executive officer of Sicor or any of its Subsidiaries.

(j)                                     Employee Benefits.

(i)                                     The term “Compensation and Benefit Plan” shall mean any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that covers employees or former employees (“Employees”), or directors or former directors of a party, or to which contributions are made or otherwise required to be made; and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan.  Section 5.1(j) of the Sicor Disclosure Schedules lists all Compensation and Benefit Plans of Sicor and its Subsidiaries (“Sicor Compensation and Benefit Plans”), and any Sicor Compensation and Benefit Plans containing “change of control” or similar provisions therein are specifically identified in Section 5.1(j) of the Sicor Disclosure Schedules.  Sicor has made available to Teva prior to the date hereof a copy of all Sicor Compensation and Benefit Plans and a copy of each agreement, policy, practice or arrangement that covers key employees or former key employees of Sicor and its Significant Subsidiaries.

(ii)                                  All Sicor Compensation and Benefit Plans, to the extent subject to ERISA and the Code, are in compliance with the applicable provisions of ERISA, the Code and any other applicable Law.  Each Sicor Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Department of the Treasury, Internal Revenue Service (the “IRS”), and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in costs to Sicor or any of its Subsidiaries under the Internal Revenue Service’s Employee Plans

Compliance Resolution System.  There is no pending or, to the knowledge of Sicor, threatened litigation or other proceeding relating to the Sicor Compensation and Benefit Plans.  Neither Sicor nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Sicor or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii)                               No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Sicor or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Sicor under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  Sicor and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Sicor Pension Plan or by any ERISA Affiliate within the twelve (12) month period ending on the date hereof.

(iv)                              All contributions required to be made under the terms of any Sicor Compensation and Benefit Plan subject to United States law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Sicor Reports. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither Sicor nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan subject to United States law or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)                                 Neither Sicor nor its Subsidiaries have any obligations for, or liabilities with respect to, retiree health and life benefits under any Sicor Compensation and Benefit Plan subject to United States law, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.

(vi)                              Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby (including pursuant to the Stockholders Agreement) will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Sicor Compensation and Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Sicor or any of its Subsidiaries.  There is no contract, agreement, plan or arrangement with an employee or former employee of Sicor or any of its Subsidiaries to which Sicor or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transactions contemplated hereby (including pursuant to the Stockholders Agreement), whether alone or upon the occurrence of any additional or subsequent events, or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(vii)                           With respect to each Sicor Compensation and Benefit Plan not subject to United States law (a “Sicor Foreign Benefit Plan”):  (i) each Sicor Foreign Benefit Plan is in compliance with applicable Law; (ii) each Sicor Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority, and (iii) as of the Effective Time, the fair market value of the assets of each Sicor Foreign Benefit Plan is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Sicor Foreign Benefit Plan.

(viii)                        Notwithstanding anything to the contrary contained in this Section 5.1(j), the representations and warranties contained in this Section 5.1(j) shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Sicor Material Adverse Effect.

(k)                                  Compliance with Laws.  The  business of Sicor and its Subsidiaries is not being conducted in violation of any United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), including United States Food and Drug Administration (“FDA”) and other Governmental Entity rules, regulations and policies relating to good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable, except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Sicor Material Adverse Effect or prevent or materially impair the ability of Sicor to consummate the transactions contemplated by this Agreement.  Sicor is not debarred under the Generic Drug Enforcement Act of 1992 and does not employ or use the services of any individual who is debarred or, to the best of Sicor’s knowledge, has engaged in any activity that could lead to debarment.  Except as set forth on Section 5.1(k) of the Sicor Disclosure Schedules, no investigation or review by any Governmental Entity with respect to Sicor or any of its Subsidiaries is pending or, to the knowledge of Sicor, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Sicor Material Adverse Effect or prevent or materially impair the ability of Sicor to consummate the transactions contemplated by this Agreement.  Sicor and each of its Subsidiaries has, or has applied for, all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Sicor Material Adverse Effect or prevent or materially impair the ability of Sicor to consummate the transactions contemplated by this Agreement.  The provisions of this Section 5(k) shall not apply to Environmental Laws which are covered exclusively in Section 5.1(m).

(l)                                     Anti-takeover Statutes and Rights Agreement.

(i)                                     Sicor has taken all action necessary to exempt the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL.  No other state anti-takeover statute or regulation is applicable to this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby.

(ii)                                  Sicor has taken all action necessary to render the Stockholder Rights Plan inapplicable to the Merger, the Stockholders Agreement and the transactions contemplated hereby and thereby.

(m)                               Environmental Matters.  Except as set forth on Section 5.1(m) of the Sicor Disclosure Schedules and except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Sicor Material Adverse Effect:  (i) the operations of Sicor and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of Sicor and its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the properties and business of Sicor and its Subsidiaries; (iii) neither Sicor nor any of its Subsidiaries have received any written environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law, nor, to Sicor’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (iv) neither Sicor nor any of its Subsidiaries has any knowledge of a release or threat of release of any Hazardous Substances which could reasonably be expected to result in liability to Sicor or any of it Subsidiaries at any of its or any of its Subsidiaries’ current or former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by Sicor or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of Sicor or any of its Subsidiaries under any applicable Environmental Law; and (vi) no Lien has been placed upon any of Sicor’s or the Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.

Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.1(k)), the representations and warranties of Sicor in this Section 5.1(m) constitute the sole representations and warranties of Sicor with respect to any Environmental Law or Hazardous Substance.

As used herein, the term “Asbestos” includes chrysotile, amosite, crocidolite; tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof and any asbestos-containing material.

As used herein, the term “Asbestos-Containing Material” means any material containing Asbestos, including, without limitation, any Asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains Asbestos in any chemical or physical form.

As used herein, the term “Environmental Law” means any Law (including common law) relating to:  (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety; and (c) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.

As used herein, the term “Hazardous Substance” means any chemical, material or substance that is potentially harmful to human health, the environment, or natural         resources or defined as such by any Environmental Law, including without limitation, petroleum, petroleum products, Asbestos, and Asbestos-Containing Materials.

(n)                                 Tax Matters.

(i)                                     Sicor and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (B) (I) have timely paid all Taxes that are shown as due on such filed Tax Returns or that Sicor or any of its Subsidiaries are obligated to pay without the filing of a Tax Return, except with respect to Taxes that are being contested in good faith, and (II) no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (C) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) except as set forth on Section 5.1(n) of the Sicor Disclosure Schedules, as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (E) have provided adequate reserves in the most recent consolidated financial statements of Sicor and its Subsidiaries, as disclosed in the Sicor Reports, for any material Taxes of Sicor on any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns.

(ii)                                  None of Sicor and its Subsidiaries is party to any Tax allocation, indemnification or sharing agreement.

(iii)                               None of Sicor and its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (C) installment sale or intercompany transaction (as defined in Treasury regulations section 1502-13) made on or prior to the Closing Date.

(iv)                              Each of Sicor and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party.

(v)                                 Neither Sicor nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent was Sicor).

(vi)                              Neither Sicor nor any of its Subsidiaries has any material liability for the Taxes of any person (other than Sicor and its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vii)                           Neither Sicor nor any of its Subsidiaries has any requests for material rulings in respect of Taxes pending between Sicor or any Subsidiary and any Tax authority.

(viii)                        Sicor has made available to Teva true and correct copies of the U.S. federal income Tax Returns filed by Sicor and its Subsidiaries for tax years 2000 through 2002.

(ix)                                There is no contract or agreement, plan or arrangement by Sicor or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code.

(x)                                   As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes,” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

(o)                                 Labor Matters.  Except as set forth on Section 5.1(o) of the Sicor Disclosure Schedules, neither Sicor nor any of its Subsidiaries is the subject of any material proceeding asserting that Sicor or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2003 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Sicor or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not reasonably likely to have a Sicor Material Adverse Effect.

(p)                                 Intellectual Property.  Except as described in the Sicor Reports or on Section 5.1(p) of the Sicor Disclosure Schedules,

(i)                                     Sicor or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries’ businesses (collectively, “Sicor Intellectual Property Rights”), except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Sicor Material Adverse Effect.

(ii)                                  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Sicor Material Adverse Effect, (A) the use of Sicor Intellectual Property Rights by Sicor or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any valid patent, trademark, trade name, service mark, copyright or other valid intellectual property right of any other Person and (B) there have been no claims made and neither Sicor nor any of its Subsidiaries has received written notice of any claim or otherwise knows that any Sicor Intellectual Property Right is invalid, or conflicts with the asserted right of any other Person.

(q)                                 Title to Properties.  Except as set forth on Section 5.1(q) of the Sicor Disclosure Schedules, Sicor and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”), except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that, individually or in the aggregate, are not reasonably likely to have a Sicor Material Adverse Effect.  All leases pursuant to which Sicor and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing  default or event of default of Sicor or any of its Subsidiaries or, to the knowledge of Sicor, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that, individually or in the aggregate, are reasonably likely to have a Sicor Material Adverse Effect.

(r)                                    Contracts.  Neither Sicor nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms and conditions of any Contract to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, are reasonably likely to have a Sicor Material Adverse Effect.  Each Contract to which Sicor or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Sicor Material Adverse Effect.

(s)                                  Product Liability.  Except as set forth on Section 5.1(s) of the Sicor Disclosure Schedules, no product liability claims have been asserted in writing against Sicor or any of its Subsidiaries or, to the knowledge of Sicor, threatened against Sicor or any of its Subsidiaries relating to any or their products or product candidates developed, tested, manufactured, marketed, distributed or sold by Sicor or any of its Subsidiaries, except for claims that, individually or in the aggregate, are not reasonably likely to have a Sicor Material Adverse Effect.  There is no judgment, order or decree outstanding against Sicor or any of its Subsidiaries relating to product liability claims or assessments.

(t)                                    Insurance.  Sicor maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of Sicor and its Subsidiaries.  All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Sicor and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds except for failures to so comply that, individually or in the aggregate, are not reasonably likely to have a Sicor Material Adverse Effect.

(u)                                 Vote Required.  The approval of the majority of the shares of Sicor Common Stock outstanding on the record date for such vote (the “Sicor Requisite Vote”) is the only vote of any class or series of the capital stock of Sicor required to approve this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby.

(v)                                 Suppliers.  Sicor and its Subsidiaries has good commercial relationships with each of its suppliers of active ingredients, bulk chemical products and finished drug products and, to the best of its knowledge, there are no facts concerning such suppliers that would reasonably be expected to result in any material interruption in the timely supply by such suppliers to Sicor and its Subsidiaries of any such materials, except as, individually or in the aggregate, are not reasonably likely to have a Sicor Material Adverse Effect.  No such supplier has notified Sicor or its Subsidiaries in writing that it intends to terminate or materially alter the terms of its supply relationship with Sicor and its Subsidiaries, except as, individually or in the aggregate with all other such notifications, is not reasonably likely to have a Sicor Material Adverse Effect.

(w)                               Transactions with Affiliates.  Except as disclosed on Section 5.1(w) of the Sicor Disclosure Schedules or in the Sicor Reports, no present or former affiliate of Sicor has, or since December 31, 2001 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of Sicor or any of its Subsidiaries, (ii) has had business dealings or a material financial interest in any transaction with Sicor or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of Sicor or any of its Subsidiaries) or (iii) any material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Sicor or any of its Subsidiaries.

(x)                                   Brokers and Finders.  Except for Bear, Stearns & Co. Inc. (“Bear Stearns”), neither Sicor nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby.

(y)                                 Opinion of Financial Advisor.  Sicor has received an opinion of Bear Stearns, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of shares of Sicor Common Stock.

(z)                                   No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.1, neither Sicor nor any other Person makes any other express or implied representation or warranty on behalf of Sicor or any of its Subsidiaries.

5.2                                 Representations and Warranties of Teva and Merger Sub.  Teva and Merger Sub each represents and warrants to Sicor that:

(a)                                  Organization, Good Standing and Qualification.  Each of Teva and Merger Sub is a corporation and is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Each of Teva and Merger Sub has all requisite corporate power to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Teva Material Adverse Effect.  Teva has made available to Sicor a complete and correct copy of the Memorandum of Association and Articles of Association of Teva and the certificate of incorporation and by-laws of Merger Sub, each as amended through the date hereof and as in full force and effect on the date hereof.

As used in this Agreement, the term “Teva Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Teva and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in Law or U.S. GAAP or interpretations thereof, (ii) economic or business conditions in the United States generally, (iii) conditions generally affecting the pharmaceutical industry or (iv) the execution and delivery of this Agreement, or the contemplated consummation of the transactions contemplated hereby, shall not be considered when determining if a Teva Material Adverse Effect has occurred.

(b)                                 Capital Structure.  The authorized share capital of Teva consists of 999,575,693 ordinary shares, 424,247 class “A” ordinary shares and 60 deferred shares, of which 277,108,725

Teva Ordinary Shares, including 199,231,374 Teva Ordinary Shares represented by 199,231,374 outstanding Teva ADSs, were outstanding as of the close of business on October 29, 2003.  One Teva ADS represents one Teva Ordinary Share.  All of the issued and outstanding Teva Ordinary Shares and Teva ADSs have been, and all Teva ADSs representing Teva Ordinary Shares which are to be issued pursuant to the Merger have been duly authorized and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable and are not subject to any preemptive or similar right. Each of the outstanding shares of capital stock, ownership interests,  or other securities of each of the Teva’s Significant Subsidiaries (including without limitation the shares of capital stock of Merger Sub) is duly authorized, validly issued, fully paid and nonassessable and is owned by Teva or a direct or indirect wholly-owned Subsidiary of Teva, free and clear of any lien, pledge, security interest, claim or other encumbrance.  Except pursuant to Teva’s stock plans (collectively, the “Teva Stock Plans”), as set forth on Section 5.2(b) of the Teva Disclosure Schedules, and except as otherwise set forth on Section 5.2(b) of the Teva Disclosure Schedules, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock, ownership interests or other securities of Teva or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Teva or any of its Significant Subsidiaries, and so securities or obligations evidencing such rights authorized, issued or outstanding.  Except as set forth on Section 5.2(b) of the Teva Disclosure Schedules, Teva does not have outstanding any Voting Debt.

(c)                                  Corporate Authority.

(i)                                     Each of Teva and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to receipt of the Teva Required Statutory Approvals.  This Agreement has been duly executed and delivered by Teva and Merger Sub and, assuming due authorization, execution and delivery by Sicor, is a valid and legally binding agreement of Teva and Merger Sub, enforceable against each of Teva and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)                                  The Boards of Directors of Teva and Merger Sub have approved and adopted this Agreement and the Merger and the other transactions set forth herein.

(d)                                 Governmental Filings; No Violations.

(i)                                     Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2, (B) required to be made under the HSR Act, the Securities Act and the Exchange Act and state securities and “blue sky” laws, (C) required to be made with the Israeli Securities Authority (“ISA”), (D) required to be made with the Tel Aviv Stock Exchange Ltd. (“TASE”), (E) required to be made with Nasdaq and (F) the Foreign Antitrust Filings (items (B) through (F) (inclusive)), the

“Teva Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Teva or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Teva or Merger Sub from, any Governmental Entity, in connection with the execution and delivery by Teva and Merger Sub of this Agreement and the consummation by Teva and Merger Sub of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to have, either individually or in the aggregate, a Teva Material Adverse Effect or prevent, materially delay or materially impair the ability of Teva or Merger Sub to consummate the transactions contemplated hereby.

(ii)                                  The execution, delivery and performance of this Agreement by Teva and Merger Sub do not, and the consummation by Teva and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) breach or violation of, or a default under, either the Memorandum of Association or Articles of Association of Teva or the certificate of incorporation or by-laws of Merger Sub or similar governing documents of any of Teva’s Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Teva, Merger Sub or any of Teva’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Teva, Merger Sub or any of Teva’s Significant Subsidiaries or any Law or governmental or non-governmental permit or license to which Teva, Merger Sub or any of Teva’s Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to have, either individually or in the aggregate, a Teva Material Adverse Effect or prevent, materially delay or materially impair the ability of Teva or Merger Sub to consummate the transactions contemplated hereby.

(e)                                  Teva Reports; Financial Statements.  The filings required to be made by Teva and, to the extent applicable, its Subsidiaries since December 31, 2000 under the Securities Act and the Exchange Act have been filed with the SEC, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder (collectively, including any amendments of any such reports filed with or furnished to the SEC by Teva prior to the date hereof, the “Teva Reports”).  Teva has made available to Sicor (i) each Teva Report filed with or furnished to the SEC by Teva pursuant to the Securities Act or the Exchange Act since December 31, 2000, and prior to the date hereof, each in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act, as the case may be and (ii) each of Teva’s press releases released to the public in 2003 which are located at http://www.Tevapharm.com/pr/2003/index.asp.  None of the Teva Reports (in the case of Teva Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Teva Reports (in the case of Teva Reports filed pursuant to the Exchange Act) as of the respective dates first mailed to stockholders, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Teva Reports (in the case of Teva Reports issued to the public as press releases) as of their respective release dates, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Teva and its Subsidiaries included in such Teva Reports comply as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto.  Each of the consolidated balance sheets included in or incorporated by reference into the Teva Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Teva and its Subsidiaries as of its date, and each of the consolidated statements of income and of consolidated statements of cash flows included in or incorporated by reference into the Teva Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Teva and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.  Any change by Teva in the accounting principles, practices or methods used in such financial statements of Teva and its Subsidiaries included in the Teva Reports has been appropriately disclosed in such financial statements.  Teva’s disclosure controls and procedures (as defined in sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Teva to comply with, and the appropriate officers of Teva to make all certifications required under, the Sarbanes-Oxley Act.  Teva qualifies as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

(f)                                    Disclosure Documents.

(i)                                     None of the information provided by Teva for inclusion in the Proxy Statement/Prospectus or any amendment or supplement thereto, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Sicor and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements make therein, in the light of the circumstances under which they were made, not misleading.

(ii)                                  The Registration Statements of Teva to be filed with the SEC with respect to the offering of Teva ADSs representing Teva Ordinary Shares in connection with the Merger (the “F-4 Registration Statement”) and the Teva ADSs issuable upon exercise of the assumed Sicor Stock Options (such Registration Statement and the F-4 Registration Statement, collectively, the “Registration Statements”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the Securities Act.  At the time a Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statements, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)                                 No Undisclosed Material Liabilities.  Except as set forth on Section 5.2(g) of the Teva Disclosure Schedules, there are no liabilities or obligations of Teva or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Teva balance sheet as of June 30, 2003 included in the Teva Reports or in the notes thereto (the “Teva Balance Sheet”) or in the Teva Reports to the date hereof; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2003; (iii) liabilities and obligations not required to be disclosed on the Teva Balance Sheet under U.S. GAAP and (iii) liabilities or obligations that would not reasonably be expected have individually or in the aggregate, a Teva Material Adverse Effect.

(h)                                 Absence of Certain Changes.  Except as described in the Teva Reports or as set forth on Schedule 5.2(h) of the Teva Disclosure Schedules, since the Audit Date, except as expressly contemplated by this Agreement, Teva and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of Teva and its Subsidiaries that has had or would be reasonably likely to have a Teva Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Teva or any repurchase, redemption or other acquisition by Teva or any Subsidiary of any securities of Teva other than regular quarterly dividends on shares of Teva Common Stock in the ordinary course (including, in the case of Teva Ordinary Shares, any periodic increase thereon consistent with past practice) or (iii) any change by Teva in accounting principles, practices or methods which is not required or permitted by U.S. GAAP.  Since the Audit Date and through the date hereof, except as provided for herein, there has not been any material increase in the compensation payable or that could become payable by Teva or any of its Significant Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.  Except as disclosed in the Teva Reports, since January 1, 2003, there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Teva Material Adverse Effect.

(i)                                     Litigation.  Except as described in the Teva Reports or as set forth on Schedule 5.2(i) of the Teva Disclosure Schedules, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the knowledge of Teva threatened against Teva or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Teva Material Adverse Effect.  There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of Teva, threatened, in each case regarding any accounting practices of Teva or any of its Subsidiaries or any malfeasance by any director or executive officer of Teva or any of its Subsidiaries.

(j)                                     Employee Benefits.

(i)                                     Teva has made available to Sicor prior to the date hereof a copy of all Compensation and Benefit Plans of Teva and its Significant Subsidiaries other than those that, in the aggregate, are not material to Teva and its Subsidiaries, taken as a whole (the “Teva Compensation and Benefit Plans”), and a copy of each material agreement, policy, practice or arrangement that covers key employees of Teva and its Significant Subsidiaries as a group.

(ii)                                  All Teva Compensation and Benefit Plans, to the extent subject to the ERISA and the Code are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law.  Each Teva Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in costs to Teva or any of its Significant Subsidiaries under the Internal Revenue Service’s Employee Plans Compliance Resolution System.  There is no material pending or, to the knowledge of Teva, threatened litigation or other proceeding relating to Teva Compensation and Benefit Plans.  Neither Teva nor any of its Significant Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Teva or any of its Significant Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii)                               No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Teva or any of its Significant Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate.  Teva and its Significant Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Teva Pension Plan or by any ERISA Affiliate within the twelve (12) month period ending on the date hereof.

(iv)                              All contributions required to be made under the terms of any Teva Compensation and Benefit Plan subject to United States law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Teva Reports.  Neither any Teva Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither Teva nor any of its Significant Subsidiaries has provided, or is required to provide, security to any Pension

Plan subject to United States law or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)                                 Neither Teva nor its Significant Subsidiaries have any material obligations for, or liabilities with respect to, retiree health and life benefits under any Teva Compensation and Benefit Plan subject to United States law, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.

(vi)                              Notwithstanding anything to the contrary contained in this Section 5.2(j), the representations and warranties contained in this Section 5.2(j) shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Teva Material Adverse Effect.

(vii)                           Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Teva Compensation and Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Teva or any of its Significant Subsidiaries.

(viii)                        With respect to each Teva Compensation and Benefit Plan not subject to United States law (a “Teva Foreign Benefit Plan”):  (i) each Teva Foreign Benefit Plan is in material compliance with applicable Law; (ii) each Teva Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority, and (iii) as of the Effective Time, the fair market value of the assets of each Teva Foreign Benefit Plan is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Teva Foreign Benefit Plan.

(k)                                  Compliance with Laws.  The business of Teva and its Subsidiaries is not being conducted in violation of any Laws, including FDA and other Governmental Entity rules, regulations and policies relating to good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable, except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Teva Material Adverse Effect or prevent or materially impair the ability of Teva to consummate the transactions contemplated by this Agreement.  Teva is not debarred under the Generic Drug Enforcement Act of 1992 and does not employ or use the services of any individual who is debarred or, to the best of Teva’s knowledge, has engaged in any activity that could lead to debarment.  No investigation or review by any Governmental Entity with respect to Teva or any of its Subsidiaries is pending or, to the knowledge of Teva, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Teva Material Adverse Effect or prevent or materially impair the ability of Teva to consummate the transactions contemplated by this Agreement.  Teva and each of its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Teva Material Adverse Effect or prevent or materially impair the ability of Teva to consummate the transactions contemplated by this Agreement.  The provisions of this Section 5.2(k) shall not apply to Environmental Laws which are covered exclusively in Sections 5.2(l).

(l)                                     Environmental Matters.  Except as set forth on Section 5.2(l) of the Teva Disclosure Schedules and except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Teva Material Adverse Effect:  (i) the operations of Teva and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of Teva and each of its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the properties and business of Teva and its Subsidiaries; (iii) neither Teva nor any of its Subsidiaries have received any written environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law, nor, to Teva’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (iv) neither Teva nor any of its Subsidiaries has any knowledge of a release or threat of release of any Hazardous Substances which could reasonably be expected to result in liability to Teva or any of it Subsidiaries at any of its or its Subsidiaries’ current or former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by Teva or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of Teva or any of its Subsidiaries under any applicable Environmental Law; and (vi) no Lien has been placed upon any of Teva’s or its Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.

Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.2(k)), the representations and warranties of Teva in this Section 5.2(m) constitute the sole representations and warranties of Teva with respect to any Environmental Law or Hazardous Substance.

(m)                               Tax Matters.  Teva and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) (A) have timely paid all Taxes that are shown as due on such filed Tax Returns, except with respect to matters contested in good faith and (B) no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all Tax material Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) as of the date hereof, does not have any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing.

(n)                                 Labor Matters.  Neither Teva nor any of its Subsidiaries is the subject of any material proceeding asserting that Teva or any of its Significant Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2003 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Teva or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not reasonably likely to have a Teva Material Adverse Effect.

(o)                                 Intellectual Property.  Except as described in the Teva Reports or on Section 5.2(o) of the Teva Disclosure Schedules,

(i)                                     Teva or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries’ businesses (collectively, “Teva Intellectual Property Rights”), except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Teva Material Adverse Effect.

(ii)                                  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Teva Material Adverse Effect, (A) the use of Teva Intellectual Property Rights by Teva or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, copyright of any other Person and (B) there have been no claims made and neither Teva nor any of its Subsidiaries has received written notice of any claim or otherwise knows that any Teva Intellectual Property Right is invalid, or conflicts with the asserted right of any other Person.

(p)                                 Title to Properties.  Teva and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that, individually or in the aggregate, are not reasonably likely to have a Teva Material Adverse Effect.  All leases pursuant to which Teva and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing  default or event of default of Teva or any of its Subsidiaries or, to the knowledge of Teva, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that, individually or in the aggregate, are reasonably likely to have a Teva Material Adverse Effect.

(q)                                 Contracts.  Neither Teva nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms and conditions of any Contract to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, are reasonably likely to have a Teva Material Adverse Effect.  Each Contract to which Teva or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is in full force and effect, except where the failure to be in full force and effect is not reasonably likely to have a Teva Material Adverse Effect.

(r)                                    Product Liability.  No product liability claims have been asserted in writing against Teva or any of its Subsidiaries or, to the knowledge of Teva, threatened against Teva or any of its Subsidiaries relating to any or their products or product candidates developed, tested, manufactured, marketed, distributed or sold by Teva or any of its Subsidiaries, except for claims that, individually or in the aggregate, are not reasonably likely to have a Teva Material Adverse Effect.  There is no Order outstanding against Teva or any of its Subsidiaries relating to product liability claims or assessments.

(s)                                  Insurance.  Teva maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of Teva and its Subsidiaries.  All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Teva and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds except for failures to so comply that, individually or in the aggregate, are not reasonably likely to have a Teva Material Adverse Effect.

(t)                                    No Business Activities.  Merger Sub is not a party to any material agreement and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Sub has no Subsidiaries.

(u)                                 No Vote Required.  No approval of the stockholders of Teva is required to approve this Agreement and the transactions contemplated hereby.  The vote or consent of Teva as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger or the transactions contemplated hereby.

(v)                                 Ownership of Sicor Common Stock.  Except pursuant to the Stockholders Agreement, neither Teva, Merger Sub nor any of their respective Subsidiaries or, to the knowledge of Teva, any of their respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), any shares of Sicor Common Stock.

(w)                               Transactions with Affiliates.  Except as disclosed on Section 5.2(w) of the Teva Disclosure Schedules or in the Teva Reports, no present or former affiliate of Teva has, or since

December 31, 2001 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of Teva or any of its Subsidiaries, (ii) has had business dealings or a material financial interest in any transaction with Teva or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of Teva or any of its Subsidiaries) or (iii) any material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Teva or any of its Subsidiaries.

(x)                                   Brokers and Finders.  Except for Credit Suisse First Boston LLC and Lehman Brothers Inc., the fees, commissions and expenses of which will be paid by Teva, neither Teva, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, this Agreement, the Stockholders Agreement and the other transactions contemplated hereby and thereby.

(y)                                 Opinion of Financial Advisor.  Teva has received opinions of Credit Suisse First Boston LLC and Lehman Brothers Inc., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be paid to holders of Sicor Common Stock in the Merger is fair from a financial point of view to Teva.

(z)                                   Financial Capability.  Teva has the financial capacity to perform and to cause Merger Sub to perform its obligations under this Agreement, and Teva has currently available cash or cash equivalents that, together with committed bank lines of credit, are sufficient to permit Teva to fund the Cash Consideration set forth in Article III and any other amounts payable by Teva or Merger Sub contemplated by this Agreement.

(aa)                            No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.2, neither Teva nor any other Person makes any other express or implied representation or warranty on behalf of Teva or any of its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1                                 Covenants of Sicor.  Sicor covenants and agrees as to itself and its Subsidiaries that, from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent Teva shall otherwise consent in writing, which decision regarding consent shall not be unreasonably withheld or delayed:

(a)                                  Sicor shall conduct its business only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Significant Subsidiaries currently operates;

(b)                                 Sicor shall not (i) amend its certificate of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement or by the Stockholders Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary) or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under Sicor Stock Plans);

(c)                                  neither Sicor nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than shares of common stock issuable pursuant to options or restricted share units (whether or not vested) outstanding on the date hereof under the Sicor Stock Plans, issuances of additional options or restricted share units or rights to acquire shares of common stock granted pursuant to the terms of the Sicor Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such stock plans and issuances of shares of common stock pursuant to options or restricted share units granted after the date hereof pursuant to the Sicor Stock Plans);

(d)                                 neither Sicor nor any of its Subsidiaries shall, other than in the ordinary and usual course of business and other than transactions not in excess of $10,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries);

(e)                                  neither Sicor nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $10,000,000 in the aggregate in any calendar year, except for acquisitions mandated by binding legal commitments existing on the date hereof or necessary to meet obligations to serve;

(f)                                    except as disclosed in Schedule 6.1(f) of the Sicor Disclosure Schedules, neither Sicor nor any of its Subsidiaries shall, other than in the ordinary and usual course of business, (i) modify, amend, or terminate any Contract that is material to Sicor and its Subsidiaries taken as a whole, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of Sicor, or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any material indebtedness owed to Sicor or any of its Subsidiaries;

(g)                                 Sicor will not (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of such party or any Significant Subsidiary of such party, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business;

(h)                                 neither Sicor nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plans (other than issuances of additional shares of common stock or options or rights to acquire shares of common stock, granted pursuant to the terms of such party’s stock plans as in effect on the date hereof in the ordinary and usual course of the operation of such stock plans), or increase the salary, wage, bonus or other compensation of any employees except for (i) grants or awards or increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases), (ii) annual reestablishment of Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of such party and its Subsidiaries or (iii) actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans or agreements existing as of the date hereof;

(i)                                     Sicor shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party and its Subsidiaries in the ordinary course of business consistent with past practice;

(j)                                     except in the ordinary and usual course of business or as may be required by applicable Law and except to the extent required by U.S. GAAP as advised by such party’s regular independent accountants, neither Sicor nor any of its Subsidiaries shall change any accounting principle, practice or method in a manner that is inconsistent with past practice;

(k)                                  Sicor shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (a) any representation or warranty of such party set forth in this Agreement that are qualified by materiality becoming untrue, (b) any such representations and warranties that are not so qualified becoming untrue in any material respect, (c) any of the conditions to the Merger set forth in Article VIII not being satisfied or (d) otherwise prevent or materially impair or delay the ability of such party to consummate the transactions contemplated by this Agreement;

(l)                                     Sicor and each of its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all taxes due and payable as shown in the respective Tax Returns that are so filed and, as of the time of filing, the Tax Returns will be based on tax positions that have substantial support, and (iii) promptly notify Teva of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to Sicor or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision that would reasonably be expected to have a Material Adverse Effect on the Tax liabilities or other Tax attributes of Sicor or its Subsidiaries;

(m)                               neither Sicor nor any of its Subsidiaries shall make any Tax election or settle or compromise any income tax liability without the prior written consent of Teva, which shall not be unreasonably withheld;

(n)                                 Sicor shall not redeem the Rights outstanding under the Stockholders Rights Plan, or amend, modify or terminate the Stockholders Rights Plan or render it inapplicable to (or otherwise exempt from the application of the Stockholders Rights Plan) any Person or action, other than to render the Rights inapplicable to the execution, delivery and performance of this Agreement, the Stockholders Agreement and the Merger; provided that the foregoing shall not apply to any such actions that are taken in connection with entering into an Acquisition Proposal to the extent permitted by Section 7.2;

(o)                                 neither Sicor nor any of its Subsidiaries will enter into any Contract that purports to limit or prohibit in any respect Sicor or any of its Subsidiaries (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person, except such a Contract (i) entered into in the ordinary course of business, (ii) that is able to be terminated by Sicor or its Subsidiaries without penalty, or otherwise expires on its terms, within two years of the date thereof, and (iii) that does not bind any Affiliates of Sicor (other than its Subsidiaries); and

(p)                                 neither Sicor nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.2                                 Covenants of Teva.  Teva covenants and agrees as to itself and its Subsidiaries (as applicable) that, from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as described in Schedule 6.2 of the Teva Disclosure Schedules, as required by Law or to the extent Sicor shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practicable:

(a)                                  Teva shall conduct its business only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Significant Subsidiaries currently operates;

(b)                                 Teva shall not (i) amend its Memorandum or Articles of Association or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock without adjusting the Merger Consideration pursuant to Section 3.4; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary and other than the declaration and payment of regular quarterly dividends consistent with past practice) or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under the Teva Stock Plans);

(c)                                  Teva will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of such party or any of its Significant Subsidiaries;

(d)                                 Teva shall not, nor shall it permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (a) any representation or warranty of such party set forth in this Agreement that are qualified by materiality becoming untrue, (b) any such representations and warranties that are not so qualified becoming untrue in any material respect, (c) any of the conditions to the Merger set forth in Article VIII not being satisfied or (d) otherwise prevent or materially impair or delay the ability of such party to consummate the transactions contemplated by this Agreement; and

(e)                                  Neither Teva nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.3                                 No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Teva, directly or indirectly, the right to control or direct Sicor’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give Sicor, directly or indirectly, the right to control or direct Teva’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of Sicor and Teva shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1                                 Access.  Teva and Sicor agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Sicor, Teva or Merger Sub in this Agreement.  All requests for information made pursuant to this Section 7.1 shall be directed to an executive officer of Teva or Sicor, as applicable, or its financial advisors or such other Person as may be designated by either of its executive officers.  All such information shall be governed by the terms of the Confidentiality Agreement.

7.2                                 Acquisition Proposals.  Sicor shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, agent or representative (including accountants, attorneys and investment bankers) of Sicor or any of its Subsidiaries to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving Sicor or its Significant Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of the assets or equity securities of Sicor or any of its Subsidiaries, in each case comprising 15% or more in value of Sicor and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (iii) any purchase or sale of, or tender offer or exchange offer for, fifteen percent (15%) or more of the outstanding shares of Sicor Common Stock (any such proposal or offer (other than a proposal or offer by Teva) being hereinafter referred to as an “Acquisition Proposal”).  Sicor shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, agent or representative (including accountants, attorneys and investment bankers) of Sicor or any of its Subsidiaries to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions (other than discussions that only refer to this Section and Sicor’s agreement not to engage in further discussions) with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, (b) withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, (c) approve, recommend, endorse or resolve to approve, recommend or endorse an Acquisition Proposal or (d) enter into any letter of intent or similar document contemplating, or enter into any agreement (other than a confidentiality agreement entered into in accordance with clause (A) below or a joint defense agreement with a party that has entered into such a confidentiality agreement) with respect to, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of Sicor or its representatives (including accountants, attorneys and investment bankers) from (A) furnishing information to a third party in response to an unsolicited bona fide written Acquisition Proposal by such third party pursuant to a confidentiality agreement which may include changes necessary in order to allow Sicor to be able to comply with this Agreement but with terms and conditions similar to the Confidentiality Agreement (provided that such confidentiality agreement may not include any provision granting any such Person or group an exclusive right to negotiate with Sicor), concerning Sicor and its business, properties or assets, (B) engaging in discussions or negotiations with such third party, (C) following receipt of a bona fide unsolicited written Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, (D) following receipt of a bona fide unsolicited written Acquisition Proposal, recommending such an Acquisition Proposal to its stockholders or adopting an agreement relating to such Acquisition Proposal, (E) following receipt of a bona fide unsolicited written Acquisition

Proposal, failing to make or withdrawing or modifying its recommendation or declaration of advisability of the Merger or adoption of this Agreement, (F) taking any non-appealable, final action ordered to be taken by Sicor by any court of competent jurisdiction and/or (G) making any disclosure or filing, in its reasonable judgment after receiving advice from outside counsel, that is required by Law (including, without limitation, the DGCL and the rules and regulations promulgated under the federal securities laws), stock exchange rules or the rules, regulations, order or request of any Governmental Entity (including the SEC), but in each case referred to in the foregoing clauses (A) through (E) only if (i) the Sicor Requisite Vote has not been obtained, (ii) if such third party has submitted a Superior Proposal which is pending at the time Sicor determines to take such action or, in the cases of action pursuant to clauses (A) and (B), the Board of Directors of Sicor shall have concluded in good faith that such bona fide Acquisition Proposal would reasonably be expected to constitute or result in a Superior Proposal, and (iii) the Sicor Board of Directors determines in good faith, after consultation with outside counsel, that a failure to take such action would be inconsistent with the discharge of the Sicor Board of Director’s fiduciary duties to the Sicor stockholders under Delaware Law; provided, further, that the Board of Directors of Sicor shall not take any of the foregoing actions referred to in clauses (D) and (E) above, until at least three (3) calendar days shall have passed following Teva’s receipt of written notice from Sicor advising Teva that the Sicor Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Teva does not make an offer that the Sicor Board of Directors shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is as favorable (taking into account the termination fee payable hereunder) to Sicor’s stockholders as such Superior Proposal.

Sicor will promptly (and in any event within one business day) notify Teva in writing, of the existence of any material proposal, material discussion, material negotiation or material inquiry received by Sicor with respect to any Acquisition Proposal, and Sicor will immediately communicate to Teva the material terms of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.  Sicor will promptly provide to Teva any non-public material information concerning Sicor provided to any other Person that was not previously provided to Teva on the same day as the providing of any such information to any other Person.  Sicor will keep Teva reasonably informed of the status and details of any such Acquisition Proposal (including modifications or proposed modifications thereto).

Without prejudice to any actions permitted to be taken by Sicor pursuant to the immediately preceding paragraph, Sicor agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  In addition, Sicor shall promptly request that each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of Sicor in accordance with such confidentiality agreement.  Sicor shall not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which Sicor is a party.  Sicor agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken by Sicor in this Section 7.2.

Nothing in this Section 7.2 shall (x) permit Sicor to terminate this Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of Sicor under this Agreement.  Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Agreement, prior to the Effective Time, Sicor may, in connection with a possible Acquisition Proposal, refer any third party to this Section 7.2 and Section 9.5(b) and make a copy of this Section 7.2 and Section 9.5(b) available to a third party.

“Superior Proposal” means an Acquisition Proposal to acquire, directly or indirectly, for consideration consisting solely of cash and/or marketable securities, 30% or more of the Sicor Common Stock then outstanding or 40% or more of the assets of Sicor and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, and otherwise on terms which the Sicor Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, (i) to be more favorable to the Company’s stockholders than the Merger (after considering the views of the Company’s independent financial advisor with respect to the value of the consideration provided for in such proposal as it compares to the value of the consideration provided for in the Merger) and (ii) which, in the good faith reasonable judgment of the Sicor Board of Directors, is reasonably capable of being consummated without undue delay.

7.3                                 Sicor Stockholders Meeting.  Subject to the fiduciary duties of Sicor’s Board of Directors under applicable Law and its rights and obligations under Section 7.2, in each case as determined by the Board of Directors of Sicor, Sicor will take, in accordance with applicable Law and its certificate of incorporation, as amended, and by-laws, all action necessary to convene a meeting of holders of shares of Sicor Common Stock as promptly as practicable after the Proxy Statement/Prospectus is mailed to its stockholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby.  Subject to fiduciary obligations under applicable Law and its rights and obligations under Section 7.2 in each case as determined by the Board of Directors of Sicor in accordance with this Agreement, Sicor’s Board of Directors shall recommend such approval and take all lawful action to solicit such approval.  Notwithstanding any change or withdrawal of Sicor’s recommendation  or declaration of advisability of the Merger and adoption of this Agreement pursuant to Section 7.2, this Agreement shall be submitted to the Sicor stockholders at a meeting of holders of shares of Sicor Common Stock in accordance with this Section 7.3 to consider and vote upon the approval of this Agreement and the transactions contemplated hereby.

7.4                                 Filings; Other Actions; Notification.  (a)  Each party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and (ii) the appropriate Governmental Entity each of the Foreign Antitrust Filings, in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby and by the Stockholders Agreement.  Each party hereto will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by any such agency.

(b)                                 Sicor and Teva shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby and by the Stockholders Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all Sicor Required Statutory Approvals or Teva Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in order to consummate the Merger or any of the other transactions contemplated hereby and by the Stockholders Agreement.  Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Teva and Sicor shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to Teva or Sicor, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby and by the Stockholders Agreement.  In exercising the foregoing right, each of Sicor and Teva shall act reasonably and as promptly as practicable.

(c)                                  Subject to applicable Laws and the preservation of any applicable attorney-client privilege, Sicor and Teva each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Teva, Sicor or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby and by the Stockholders Agreement.

(d)                                 Subject to any confidentiality obligations and the preservation of any attorney-client privilege, Sicor and Teva each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and by the Stockholders Agreement, including promptly furnishing the other with copies of notices or other communications received by Teva or Sicor, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated hereby and by the Stockholders Agreement.

(e)                                  Subject to the fiduciary duties of Sicor’s Board of Directors under the DGCL and its rights and obligations under Section 7.2, in each case as determined by the Board of Directors of Sicor, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby each of Teva, Merger Sub and Sicor shall cooperate in all respects with each other and use all of their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)                                    In furtherance and not in limitation of the covenants of the parties contained in paragraph (a)-(e) of this Section 7.4, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law (as defined below) or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Teva, Merger Sub and Sicor shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including, without limitation, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided, that, in no event shall any of Teva, Merger Sub and Sicor be required to take any action, that, individually or together with any other such actions, would reasonably be expected to have either a Sicor Material Adverse Effect or a Teva Material Adverse Effect (each defined, for purposes of this Section 7.4(f) to include prospects of Teva and its Subsidiaries or Sicor and its Subsidiaries, as applicable).  Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the period, including any extension as therein provided, contemplated by Section 9.2(a) of this Agreement.  “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

7.5                                 Proxy Statement/Prospectus; F-4 Registration Statement.  (a)  As promptly as practicable after the execution and delivery of this Agreement, Teva and Sicor shall prepare and file with the SEC the Proxy Statement/Prospectus, and Teva shall prepare and file with the SEC the F-4 Registration Statement (in which the Proxy Statement/Prospectus shall be included) covering the Teva ADSs to be issued in the Merger.  Each of Teva and Sicor shall use all commercially reasonable efforts to cause such F-4 Registration Statement to become effective under the Securities Act as soon practicable after the date of such filing and to keep the F-4 Registration Statement effective as long as is necessary to consummate the Merger.  The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Sicor in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of Sicor shall have withdrawn or modified its approval or recommendation as permitted by Section 7.2.  Each of Teva and Sicor shall use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Sicor Common Stock as promptly as practicable after the F-4 Registration Statement becomes effective.  Teva and Sicor shall promptly provide to each other (i) notice of any oral comments to the Proxy Statement/Prospectus or the F-4 Registration Statement received from the SEC and (ii) copies of any written comments to the Proxy Statement/Prospectus and the F-4 Registration Statement received from the SEC, and in each case shall consult with each other in connection with the preparation of written responses to such comments.

(b)                                 Teva shall make, and Sicor shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and all applicable Israeli securities laws and regulation and United States state securities and “blue sky” laws.  Each party shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the F-4 Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Teva ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for an amendment to the Proxy Statement/Prospectus or the F-4 Registration Statement, SEC comments thereon and each party’s responses thereto or SEC requests for additional information.  No amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed.  If, at any time prior to the Effective Time, Teva or Sicor should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the F-4 Registration Statement or the Proxy Statement/Prospectus, so that the documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Teva and Sicor.

7.6                                 Accountants’ Comfort Letters.  (a)  Teva shall use all commercially reasonable efforts to cause to be delivered to Sicor two letters from Teva’s independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Teva ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to Sicor and Teva, in form reasonably satisfactory to Sicor and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

(b)                                 Sicor shall use all commercially reasonable efforts to cause to be delivered to Teva two letters from Sicor’s independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Teva ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to Teva and Sicor, in form reasonably satisfactory to Teva and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

7.7                                 Stock Exchange Listing.  Teva shall use all commercially reasonable efforts to cause the Teva ADSs to be issued in connection with the Merger and the Teva ADSs to be reserved for issuance upon exercise of the assumed Sicor Stock Options to be approved for quotation of the Nasdaq National Market System subject to official notice of issuance.

7.8                                 Affiliate Letters.  Sicor has delivered to Teva a letter identifying all Persons who, in the judgment of Sicor, may be deemed, at the time this Agreement is submitted for adoption by the stockholders of Sicor, Affiliates of Sicor under Rule 145 of the Securities Act.  Sicor shall promptly update such list as necessary to reflect any changes from the date thereof.  Sicor shall use all commercially reasonable efforts to obtain a written agreement from each Person referred to in Section 3.5 as soon as practicable and, in any event, at least ten (10) days prior to the Effective Time, substantially in the form of Exhibit A hereto.

7.9                                 Resale Registration Statement.  Teva shall use all commercially reasonable efforts to cause a registration statement on Form F-3 or any successor for or, if Form F-3 or any successor form is not then available, to effect a registration of all of the Teva ADSs acquired by Persons who may be deemed to be affiliates of Sicor under Rule 145 of the Securities Act (“Affiliate Stock”), or otherwise to include such Affiliate Stock on the F-4 Registration Statement (the “Resale Registration Statement”) covering all shares of Affiliate Stock to be filed with the SEC as soon as practicable following the execution of this Agreement and to cause such Registration Statement to become effective prior to or at the Effective Time.  Teva shall use all commercially reasonable efforts to keep the Resale Registration Statement effective until the earlier of (a) the date which is two (2) years after the Effective Time, (b) the date on which all persons who may be deemed to be Affiliates of Sicor under Rule 145 of the Securities Act no longer hold any shares of Affiliate Stock and (3) the date such shares of Affiliate Stock may be sold within any three month period pursuant to Rule 145.

7.10                           Stock Exchange De-listing.  The Surviving Corporation shall use all commercially reasonable efforts to cause the shares of Sicor Common Stock to be removed from listing on the Nasdaq National Market System and de-registered under the Exchange Act as soon as practicable following the Effective Time.

7.11                           Publicity.  The initial press release shall be a joint press release and thereafter Sicor and Teva each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and by the Stockholders Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

7.12                           Benefits and Other Employee Matters.

(a)                                  Employee Benefits.  Teva agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the current and former employees of Sicor and its Subsidiaries who are receiving benefits under the Sicor Compensation and Benefit Plans (“Affected Employees”) will continue to be provided with benefits under employee benefit plans that are the same or substantially comparable in the aggregate to either (i) those currently provided by Sicor and its Subsidiaries to such employees as of the Closing Date or

(ii) those provided by Teva and its Subsidiaries to similarly situated employees from time to time during such two (2) year period.  Following the Effective Time, Teva shall cause service by Affected Employees of Sicor and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, vesting and, solely for purposes of severance and vacation benefits, benefit accruals (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service) under the Compensation and Benefit Plans or any other benefit plans of Teva or its Subsidiaries in which such employees participate.

From and after the Effective Time, Teva shall, with respect to Affected Employees entitled to participate in Compensation and Benefit Plans subject to United States law, (i) cause to be waived any pre-existing condition limitations under welfare benefit plans, policies or practices of Teva or its Subsidiaries in which employees of Sicor or its Subsidiaries participate and (ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Teva and its Subsidiaries.

Teva shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees and directors under the Sicor Compensation and Benefit Plans.  Teva shall cause the Surviving Corporation to assume in writing the obligations under the employment agreements and change of control agreements to which Sicor is a party at the Effective Time as required by such agreements.

Teva agrees that the transactions contemplated by this Agreement meet the definition of, and shall constitute, a “change in control” under each Sicor Compensation and Benefit Plan listed in Section 5.1(h)(i)(B) of Sicor Disclosure Schedules.

(b)                                 Employees.  It is the present intention of Teva and Sicor that following the Effective Time, there will be no significant involuntary reductions in workforce at the Surviving Corporation or its Subsidiaries; provided, however, that if any significant reductions in workforce in respect of employees of the Surviving Corporation and its Subsidiaries become necessary, they shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, to be determined by Teva in its reasonable discretion.  Any employee whose employment is terminated or job is eliminated by Teva, the Surviving Corporation or any of their respective Subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Teva, the Surviving Corporation or any of their respective Subsidiaries at such employee’s local level.  Any workforce reductions carried out following the Effective Time by Teva or the Surviving Corporation and their respective Subsidiaries shall be done in all material respects in accordance with all applicable collective bargaining agreements, and all Laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local Law.

7.13                           Indemnification; Directors’ and Officers’ Insurance.  (a)  Teva shall indemnify and hold harmless (i) to the fullest extent permitted under applicable Law and (ii) without limitation of clause (i), as required pursuant to the existing indemnity agreements of Sicor (and Teva also shall advance attorneys’ fees and expenses as incurred (x) to the fullest extent permitted under applicable Law and (y) without limitation of clause (x), as required pursuant to the existing indemnity agreements of Sicor, provided, if and only to the extent required by the DGCL and such existing indemnity agreements, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of Sicor and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby.

(b)                                 Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.13, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Teva thereof, but the failure to so notify shall not relieve Teva of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices Teva.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Teva shall pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Teva will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to Teva and the Indemnified Party; provided, however, that (A) Teva shall be obligated pursuant to this Section 7.13(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Teva and such Indemnified Party, (B) the Indemnified Parties shall cooperate in the defense of any such matter and (C) Teva shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

(c)                                  As of the Effective Time, Teva or Merger Sub shall have purchased directors’ and officers’ liability insurance coverage for Sicor’s directors and officers for a period of six (6) years after the Effective Time which provides runoff coverage on the same terms and conditions as that currently provided by Sicor for its directors and officers (as disclosed to Teva prior to the date hereof) but broadened to include entity securities coverage, in an amount of $50 million; provided, that Teva or Merger Sub shall not be required to pay an aggregate premium in excess of $6 million; and, provided, further, that if Teva or Merger Sub have not purchased such limits of insurance at such cost by the 30th day before the Effective Time, Sicor will purchase as much coverage as is available for such amount.

(d)                                 The Certificate of Incorporation and By-Laws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in Sicor’s certificate of incorporation and by-laws in effect on the date hereof.  For six (6) years after the Effective Time, Teva shall cause the Surviving Corporation to maintain in effect the provisions in its Certificate of Incorporation providing for indemnification of Indemnified Parties, with respect to facts and circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under the DGCL, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would increase the scope of the Indemnified Parties’ indemnification rights thereunder.

(e)                                  If Teva or the Surviving Corporation or any of its successors or assigns shall (i)  consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Teva or the Surviving Corporation, as the case may be, shall assume all of the obligations of Teva and the Surviving Corporation set forth in this Section 7.13.

(f)                                    The rights of each Indemnified Party under this Section 7.13 shall be in addition to any right such Person might have under the certificate of incorporation or by-laws of Sicor or any of its Subsidiaries, or under applicable Law (including the DGCL) or under any agreement of any Indemnified Party with Sicor or any of its Subsidiaries.  The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

7.14                           Expenses.  Subject to Section 9.5(b) and (c), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of Sicor and Teva shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus (including any SEC filing fees).

7.15                           Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby or by the Stockholders Agreement, each of Teva, Sicor and Merger Sub and their respective Board of Directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.   “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover Law, including Section 203 of the DGCL.

7.16                           Teva Vote.  Teva shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Sicor Common Stock and any shares of capital stock of Merger Sub beneficially owned by it or any of its affiliates (as such term is defined under the Exchange Act) or with respect to which it or any of such affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement and the transactions contemplated hereby at any meeting of stockholders of Sicor or Merger Sub, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either Sicor or Merger Sub by consent in lieu of a meeting).

7.17                           Section 16 Matters.  Prior to the Effective Time, Teva and Sicor shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Sicor Common Stock or acquisitions of Teva ADSs (including derivative securities with respect to such shares of Sicor Common Stock or Teva ADSs) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Sicor to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.18                           Corporate Governance.

(a)                                  Director.  Within the thirty (30) day period following the Effective Time, Teva shall use all commercially reasonable efforts to cause the Teva Board of Directors, subject to applicable Law, to duly appoint the individual listed on Schedule 7.18(a) as a member of the class of directors of Teva set forth opposite such individual’s name on Schedule 7.18(a).

(b)                                 Case.  In the event that Sicor has not settled Terry Klein, Derivatively on behalf of SICOR Inc., vs. Carlo Salvi, Rakepoll Finance N.V, Karbona Industries Ltd., Bio-Rakepoll N.V., Michael Cannon, and SICOR Inc. (the “Case”) by the Effective Time, Teva agrees to consult with Pillsbury Winthrop LLP for purposes of determining appropriate actions with respect to litigating or settling the Case or any similar claim.

ARTICLE VIII

CONDITIONS

8.1                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)                                  Stockholder Approval.  The Sicor Requisite Vote shall have been obtained.

(b)                                 HSR.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)                                  Other Regulatory Consents.  The Teva Required Statutory Approvals and Sicor Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have a Teva Material Adverse Effect or Sicor Material Adverse Effect on Teva or Sicor (together with the Subsidiaries of Teva and Sicor, respectively) taken as a whole, respectively.  A “Final Order” means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law, regulation or order have been satisfied.

(d)                                 Injunction.  No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the Merger, the Distribution or the other Transactions (collectively, an “Order”); provided, however, that prior to invoking this condition each party agrees to comply with Section 7.4.

(e)                                  F-4 Registration Statement.  The F-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the F-4 Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and all Israeli, United States state securities and “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

8.2                                 Conditions to Obligations of Teva and Merger Sub.  The obligations of Teva and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Teva at or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Sicor set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that individually or in the aggregate would not reasonably be likely to have a Sicor Material Adverse Effect; provided, that for purposes of determining whether the condition in this Section 8.2(a) is satisfied, “Sicor Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored, and Teva shall have received a certificate signed on behalf of Sicor by the chief executive officer and the chief financial officer of Sicor to such effect.

(b)                                 Performance of Obligations of Sicor.  Sicor shall have performed in all material respects at or prior to the Closing Date all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Teva shall have received a certificate signed on behalf of Sicor by the chief executive officer and the chief financial officer of Sicor to such effect.

(c)                                  No Material Adverse Change.  Sicor and its Subsidiaries shall not have suffered from the date of this Agreement any change or other event that, individually or in the aggregate, would reasonably be expected to have a Sicor Material Adverse Effect.

8.3                                 Conditions to Obligation of Sicor.  The obligation of Sicor to effect the Merger is also subject to the satisfaction or waiver by Sicor at or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Teva and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that individually or in the aggregate would not reasonably be likely to have a Teva Material Adverse Effect; provided, that for purposes of determining whether the condition in this Section 8.3(a) is satisfied, “Teva Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored, and Sicor shall have received a certificate signed on behalf of Teva and Merger Sub by the chief executive officer and the chief financial officer of each of Teva and Merger Sub to such effect.

(b)                                 Performance of Obligations of Teva and Merger Sub.  Each of Teva and Merger Sub shall have performed in all material respects all material obligations required to be performed by it under the Agreement at or prior to the Closing Date, and Sicor shall have received a certificate signed on behalf of Teva and Merger Sub by the chief executive officer and the chief financial officer of each of Teva and Merger Sub to such effect.

(c)                                  No Material Adverse Change.  Teva and its Subsidiaries shall not have suffered from the date of this Agreement any change or other event that, individually or in the aggregate, would reasonably be expected to have a Teva Material Adverse Effect.

(d)                                 Stock Exchange Listing.  The Teva ADSs to be issued in connection with the Merger and the Teva ADSs reserved for issuance upon exercise of the assumed Sicor Options shall have been approved for quotation on the Nasdaq National Market System, subject to official notice of issuance.

ARTICLE IX

TERMINATION

9.1                                 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Sicor Requisite Vote, by mutual written consent of Sicor and Teva by action of their respective Boards of Directors.

9.2                                 Termination by Either Teva or Sicor.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Teva or Sicor if

(a)                                  the Merger shall not have been consummated by April 30, 2004, whether such date is before or after the date of receipt of the Sicor Requisite Vote (the “Termination Date”), provided that the Termination Date shall be automatically extended for six (6) months if, on the

Termination Date any of the conditions set forth in Section 8.1(b) or (c) shall not have been satisfied or waived but (i) each of the other conditions to the consummation of the Merger set forth in Article VIII has been satisfied or waived or remains capable of satisfaction, and (ii) any approvals required by Section 8.1(b) or (c) that have not yet been obtained are being pursued diligently and in good faith; provided, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Merger to be consummated;

(b)                                 the Sicor Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or

(c)                                  any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable after such party has used all commercially reasonable efforts to have such Order removed, repealed or overturned (whether before or after the receipt of the Sicor Requisite Vote).

9.3                                 Termination by Sicor.  This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Sicor at any time prior to (a) receipt of the Sicor Requisite Vote, if the Board of Directors of Sicor shall take any action contemplated by clause (D) or (E) of Section 7.2; provided, however, that (i) Sicor complies with Section 7.2 and (ii) the termination pursuant to this Section 9.3(a) shall not be effective unless Sicor shall at or prior to the time of such termination make the payment required by Section 9.5(b), or (b) the Effective Time, whether before or after receipt of the Sicor Requisite Vote, if there has been a material breach by Teva or Merger Sub of any material representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.2(a) or Section 8.2(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by Sicor to the party committing such breach.

9.4                                 Termination by Teva.  This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Teva at any time prior to the Effective Time if (a) the Board of Directors of Sicor takes any action contemplated by clause (D) or (E) of Section 7.2, (b) the Board of Directors of Sicor shall have withdrawn or materially and adversely modified its adoption of this Agreement or its recommendation that the stockholders of Sicor approve this Agreement (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that Sicor, in compliance with this Agreement, has supplied any Person with information regarding Sicor or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of Sicor’s Board of Directors’ recommendation of the Merger or this Agreement), (c) a tender offer or exchange offer that, if successful, would result in any Person or “group” becoming a “beneficial owner” (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of thirty percent (30%) or more of the outstanding shares of Sicor Common Stock is commenced (other than by Teva or an affiliate of Teva) and the Board of Directors of Sicor recommends that the stockholders of Sicor tender their shares in such tender or exchange offer, (d) for any reason Sicor fails to call or hold the Sicor stockholders meeting contemplated under Section 7.3 within six months of the date hereof (provided that if the F-4 Registration Statement shall not have become effective for purposes of the Securities Act by the date that is twenty (20) business days (counting, for purposes of this clause (d), days that  are not business days in Tel Aviv but are business days in New York) prior to the date that is five months from the date hereof, then such date shall be extended by such number of days equal to the date from the end of such five-month period until the effective date of such F-4 Registration Statement); provided, that Teva’s right to terminate this Agreement pursuant to this clause (d) shall not be available to Teva if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Sicor stockholders meeting to be called or held, or (e) there has been a material breach by Sicor of any material representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by Teva to Sicor.

9.5                                 Effect of Termination and Abandonment.  (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

(b)                                 In the event that this Agreement is terminated (A) by either party pursuant to Section 9.2(b), provided that at the time of the meeting referred to in Section 9.2(b) an Acquisition Proposal or other announcement of any intention with respect to an Acquisition Proposal shall have been made (even if such Acquisition Proposal had been rejected or withdrawn), (B) by Sicor pursuant to Section 9.3(a), or (C) by Teva pursuant to Section 9.4(a), (b), (c) or (d), then, in each case of clauses (A) - (C), (X) Sicor shall promptly, but in no event later than two (2) business days after the date of such termination, pay Teva a fee in the amount of $5 million to reimburse it for expenses incurred in connection with this Agreement and the transactions contemplated hereby (which expenses need not be documented) and (Y) if, within twelve (12) months after any such termination Sicor enters into a definitive agreement with respect to or consummates a transaction contemplated by an Acquisition Proposal, then Sicor shall promptly, but in no event later than two (2) business days after the date of such entering into a definitive agreement or of such consummation, as applicable, pay Teva a termination fee (as liquidated damages) of $120 million (which includes charges and expenses incurred by Teva or Merger Sub in connection with this Agreement and the transactions contemplated hereby).  Any such payment shall be made by wire transfer of same day funds to an account previously designated in writing by Teva to Sicor.

(c)                                  The parties acknowledge that the agreement contained in Section 9.5(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement Teva would not have entered into this Agreement; accordingly, if Sicor fails to promptly pay any amounts due pursuant to Section 9.5(b), and in order to obtain such payment Teva commences a suit which results in a judgment against Sicor for payment of all or a portion of a termination fee, Sicor shall pay to Teva its costs and expenses (including its reasonable attorneys’ fees) incurred in connection with such suit, together with interest from the date such payment was due on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period.  The payment of such termination fee pursuant to this Section 9.5 shall be the sole and exclusive remedy of Teva with respect to the facts and circumstances giving rise to such payment obligation (or facts and circumstances which would have given rise to such payment but for a breach of this Agreement by Teva).

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1                           Survival.  This Article X and the agreements of Sicor, Teva and Merger Sub contained in Sections 7.10 (Stock Exchange De-listing), 7.12 (Benefits and Other Employee Matters), 7.13 (Indemnification; Directors’ and Officers’ Insurance) and 7.14 (Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.  This Article X, the agreements of Sicor, Teva and Merger Sub contained in Section 7.14 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2                           Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3                           Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4                           Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5                           GOVERNING LAW AND VENUE.  PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in each case in the borough of Manhattan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of New York or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

10.6                           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of electronic or telephonic confirmation of successful transmission):

if to Teva or Merger Sub,

Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikva 49131
Israel
Attention: Chief Executive Officer
Telephone: 011 972 3 926 7267
Facsimile: 011 972 3 924 6026

with copies to

Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikva 49131
Israel
Attention: General Counsel
Telephone: 011 972 3 926 7267
Facsimile: 011 972 3 926 7429

Teva Pharmaceuticals USA, Inc.
1090 Horsham Road
North Wales, Pennsylvania 19454
Attention: General Counsel
Telephone: (215) 591-3000
Facsimile: (215) 591-8813

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Peter H. Jakes, Esq.
Telephone: (212) 728-8000
Facsimile: (212) 728-8111

if to Sicor,

SICOR Inc.
19 Hughes
Irvine, CA 92618
Attention: Chief Executive Officer
Telephone: (949) 455-4700
Facsimile: (949) 455-4744

with a copy to

Pillsbury Winthrop LLP
50 Fremont Street
San Francisco, California 94105
Attention: Thomas E. Sparks, Jr., Esq.
Telephone: (415) 983-1000
Facsimile: (415) 983-1200

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7                           Entire Agreement; NO OTHER REPRESENTATIONS.  This Agreement (including any exhibits hereto), Sicor Disclosure Schedules, the Teva Disclosure Schedules and the Confidentiality and Standstill Agreement, dated June 19, 2003, between Teva and Sicor, as amended (the “Confidentiality Agreement”), constitute the entire agreement by and among the parties hereto, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER TEVA AND MERGER SUB NOR SICOR MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8                           No Third-Party Beneficiaries.  Other than with respect to the matters set forth in Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.9                           Obligations of Teva and of Sicor.  Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Teva to take any action, such requirement shall be deemed to include an undertaking on the part of Teva to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of Sicor to take any action, such requirement shall be deemed to include an undertaking on the part of Sicor to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10                     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11                     Interpretation.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.12                     Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Teva may designate, by written notice to Sicor, another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Teva Required Statutory Approval or Sicor Required Statutory Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger.  If the requirements of the previous sentence are met and Teva wishes to designate another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, then, all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SICOR INC.

By:
Name:
Title:

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:
Name:
Title:

By:
Name:
Title:

SILICON ACQUISITION SUB, INC.

By:
Name:
Title: